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                                                                   EXHIBIT 10.83


CONTACT:
Microelectronic Packaging, Inc.
Timothy da Silva, President & CEO
(619) 530-1660

                                                           FOR IMMEDIATE RELEASE

                      MICROELECTRONIC PACKAGING COMPLETES
                        CONVERTIBLE DEBENTURE FINANCING

     San Diego, California--October 28, 1996--Microelectronic Packaging, Inc. ("MPI") (Nasdaq National Market: MPIX) today announced that it has sold and issued U.S. $2.8 million of convertible debentures to institutional investors.

     The debentures bear interest at a rate of 8% per year and are due and payable on or before October 23, 1997. Subject to certain limitations, the debentures may be converted at the option of the holders into shares of common stock. The Company also issued to one investor a warrant to purchase 75,421 shares of common stock.

     Timothy da Silva, President and Chief Executive Officer of MPI, said "This additional funding will be utilized to support the growth of MPM (S) Pte Ltd, our subsidiary in Singapore, which manufactures Multilayer Ceramic Packages
(MLC) and Multi-Chip Module (MCM) substrates using IBM technology and production equipment. MLC packages and MCM substrates are key products currently under development and the company believes these products will figure prominently in its future strategy."

2-2-2 MPIX/Financing

     Microelectronic Packaging, Inc. is a leading international semiconductor packaging company with design services, manufacturing and sales capability to support the device packaging and electronic systems interconnection requirements of integrated circuit ("IC") and electronic systems manufacturers. At its San Diego, California headquarters and Singapore manufacturing facilities, the Company develops, manufactures, markets and sells pressed ceramic packages, advanced IC packaging products and MCMs to customers in the IC, communications, automatic test equipment and other electronics-related industries.

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